UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________

FORM 8-K

_______________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 9, 2011

CLEAN POWER CONCEPTS INC.

 (Exact name of registrant as specified in its charter)

Nevada	000-52035
(State or other jurisdiction of incorporation)	(Commission File No.)

1620 McAra Street

Regina, Saskatchewan, Canada S4N 6H6

(Address of principal executive offices and Zip Code)

306-546-8327

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.02      Termination of a Material Definitive Agreement.

On September 9, 2011, we received notice that our landlord had entered into an agreement for the sale of the property located in Regina, Saskatchewan on which our fully integrated commercial oilseed crushing, bio-diesel refinery, as well as an environmental lubricants manufacturing and bottling plant, and a nutraceutical and food processing plant, are located. Our lease will be terminated effective September 30, 2011. Since July 30, 2011, due to regulatory issues we temporarily ceased our crushing operations to develop an on-going facility plan more in keeping with the industrial agricultural nature of our processes.

On September 17, 2011, we entered into an Offer to Lease (the “Lease”) with 101142131 Saskatchewan Limited, a company that is owned by our Chief Executive Officer, pursuant to which we will lease, commencing January 1, 2012, approximately 3.2 acres of land and a building for our crushing operations (the “Premises”). The initial term of the Lease will terminate on December 31, 2013, with an option for us to renew for an additional five-year term. The annual rental of the Premises during the initial term of the Lease, exclusive of applicable taxes, will be $60,000, payable in monthly installments of $5,000.

The foregoing description of the Lease does not purport to be complete and is qualified in its entirety by reference to the Lease, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 4.02      Non-Reliance on Previously Issued Financial Statements

On September 8, 2011, the Company concluded, based, in part, on the recommendation of its current independent auditors, Madsen & Associates CPA’s, Inc., that the financial statements included in the Company’s Annual Report on Form 10-K for the year ended April 30, 2011 should not be relied upon.

The financial statements for the year ended April 30, 2011 do not include the opinion of the Company’s independent auditors and were filed inadvertently prior to completion of the audit. Therefore, the financial statements may not be accurate because the opinion has not yet been issued and, as such, changes may be effected in the financial statements upon completion of the audit.

We have requested our independent auditors to furnish us as promptly as possible a letter addressed to the Securities and Exchange Commission stating whether the independent accountants agree with the statements made in this Form 8-K in response to this Item 4.02 and, if not, to state the respects in which they do not agree. We will file an amended Form 8-K to include our independent accountants’ letter as an exhibit to this filed Form 8-K no later than two business days after we receive their response letter.

The Company will be amending its Annual Report on Form 10-K for the year ended April 30, 2011 with the Securities and Exchange Commission to include the opinion and any necessary changes to the financial statements and the disclosure contained therein. The financial statements for the above mentioned periods should no longer be relied upon.

The Chief Executive Officer of the Company discussed with the Company's independent auditors the matters disclosed in this Item 4.02 of the Form 8-K and the sole member of the Board of Directors of the Company consented to the filing of this Form 8K.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)    N/A

(b)    N/A

(c)    On September 13, 2011, we entered into an Employment Agreement with Robert Morrison, age 69, pursuant to which Mr. Morrison was appointed to serve as our President and the Chief Executive Officer of our Green Lab Energy Canada Division. The Employment Agreement provides that Mr. Morrison is to be paid an annual salary of $48,000 and be issued 60,000,000 restricted shares of our common stock. Mr. Morrison can terminate the Employment Agreement at any time upon 30 days advance written notice and we can terminate the Employment Agreement for cause, as defined in the Employment Agreement. Mr. Morrison has experience in the environmental and alternative energy industry, specifically the industries of food cropping development, animal nutrition and supply of agricultural feedstock to the bio fuel industry in Asia, Europe and the Middle East. In 1987 Mr. Morrison co-founded a group of private international companies, culminating in the Greenlab Global QSTP Group of Companies registered with the Qatar Science and Technology Park, Education City, Doha, Qatar in 2009, which provide free zone equity opportunity, governance and international funding to a number of geographically strategic key national production and process plant operations companies that form a closed loop completely self sustained carbon neutral feedstock to energy initiative employing advanced technology in partnership with nature. There have been no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, or series of similar transactions, to which the Company was or is to be a party, in which Mr. Morrison had or will have a direct or indirect material interest.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

Other than as specified herein and the Company’s agreement to nominate Mr. Morrison to its slate of directors at the next annual meeting of stockholders, there was no arrangement or understanding between Mr. Morrison and any other person pursuant to which Mr. Morrison was selected as a director of the Company.

(d)    N/A

Item 9.01 Financial Statements and Exhibits.

(a) – (c)

N/A

(d)  Exhibits.

10.1    Offer to Lease with 101142131 Saskatchewan Limited, dated September 17, 2011.

10.2    Employment Agreement with Robert Morrison dated September 13, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CLEAN POWER CONCEPTS INC.

Date: September 19, 2011	By:	/s/ Michael Shenher
Michael Shenher
Chief Executive Officer